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                      June 26, 2023

       Fauston Zanetton
       Chief Financial Officer
       Iconic Sports Acquisition Corp.
       190 Elgin Avenue
       KY1-9008
       Cayman Islands

                                                        Re: Iconic Sports
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-40953

       Dear Fauston Zanetton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation